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                                                              EXHIBIT 10(iii).23

                              EMPLOYMENT AGREEMENT


     This EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of August 14, 2000 by and between Safeway Inc., a Delaware corporation ("Safeway") and Vasant Prabhu ("Prabhu").


     WHEREAS, Safeway has offered and wishes to employ Prabhu in accordance with the terms of this Agreement; and

     WHEREAS, Prabhu wishes to become employed by Safeway in accordance with the terms of this Agreement;

     NOW THEREFORE, in consideration of the foregoing and the mutual covenants and conditions set forth herein, the parties agree that Prabhu shall be employed by Safeway on the following terms and conditions:

1. Position. Prabhu will be employed by Safeway in the position of Executive Vice President, Chief Financial Officer and President,
E-Commerce.

2. Start Date. Prabhu's employment with Safeway will commence on a date
(the "Start Date") to be mutually agreed upon by the parties, but in no event later than September 30, 2000.

3. Term. Prabhu's employment with Safeway shall be for no specific term. Subject only to the terms of this Agreement, the employment relationship between Prabhu and Safeway may be terminated by either party at any time, with or without cause and with or without prior notice.

4. Salary. Prabhu's starting annualized base compensation will be $500,000, less state and federal tax withholdings and other authorized deductions. He will be eligible for a merit increase review in or about March, 2001 and, thereafter, in accordance with Safeway's normal employment policies and practices.

5. Performance Bonus. Prabhu will be covered by and eligible to participate in a bonus plan pursuant to which he will be eligible to receive a potential annual performance bonus, payable by the end of the first calendar quarter of the year following the year in which the bonus is earned, of up to 125% of his base salary. For services rendered during 2000, Prabhu's bonus will not be less than a gross amount of $325,000.

6. Retention Bonuses. Prabhu will be eligible to receive retention bonuses as follows: $250,000 for services rendered during 2000, payable by the end of the first calendar quarter of 2001; $250,000 for services rendered during 2001 and $250,000 for

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services rendered during 2002 (for a total of $500,000), payable by the end of the first calendar quarter of 2003; and $ 250,000 for services rendered during 2003, payable by the end of the first calendar quarter of 2004; provided, in each case, that Prabhu remains employed by Safeway as of December 30 of 2000, 2001, 2002 or 2003, as applicable.

7. Signing Bonus. Prabhu will receive a one-time signing bonus in the gross amount of $325,000, said signing bonus to be paid to Prabhu within ten (10) days after the Start Date.

8. Home Purchase Mortgage Loan. Within sixty (60) days after the Start
Date, and upon Prabhu's execution of an appropriate Promissory Note, Safeway will loan Prabhu the amount of $1,000,000 to facilitate Prabhu's purchase of a residence in Northern California. Said Promissory Note will be interest free and will be secured by a second deed of trust upon the subject property. This loan will be for a four-year term. Twenty per cent (20%) of the loan amount will be due on September 1, 2001, forty per cent (40%) of the loan amount will be due on April 30, 2003 and the remaining forty per cent (40%) of the loan amount will be due on September 1, 2004. If, at any time prior to the fourth anniversary of the Start Date, Prabhu resigns his employment with Safeway, the remaining loan balance shall become due and payable in full within ninety (90) days of such resignation.

9. Stock Options. Prabhu will be granted 600,000 Safeway stock options, at the stock closing price on the Start Date. These stock options will have a 10-year term and will vest 20% upon each anniversary of the Start Date, provided that Prabhu remains employed as of that anniversary date. Prabhu will also be granted at least an additional 200,000 Safeway stock options on or before the third anniversary of the Start Date, provided that Prabhu remains employed as of that anniversary date.

10. Restricted Stock. Prabhu will receive approximately 40,000 shares of restricted stock, which will vest 25 % on December 31, 2000, 25% on January 1, 2001 and 50% on January 1, 2002, provided that Prabhu remains employed by Safeway as of those dates. The actual amount of restricted stock will be determined by the stock closing price on the Start Date and will be calculated so as to provide Prabhu with restricted stock valued at $2,000,000.

11. Benefits. Prabhu and his eligible dependents will be eligible for coverage under Safeway's group health plan upon his Start Date. Prabhu will be eligible to participate in the Safeway 401(k) Plan on the first of the month following the month in which he completes thirty (30) days of employment. Prabhu will be entitled to all other benefits available to executive employees of Safeway in accordance with the normal terms and conditions of the applicable benefit plans.

12. Vacation. Effective immediately upon the Start Date, Prabhu will begin accruing paid vacation benefits at the rate of four (4) weeks per year.

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13. Relocation. Prabhu will be eligible to receive Level 1 relocation benefits in accordance with Safeway's Relocation Assistance Policy.

14. Relocation Allowance. In addition to any other relocation benefits available to him in accordance with the terms of this Agreement, Prabhu will be granted a one-time relocation allowance in the gross amount of $25,000, said allowance to be paid to Prabhu within ten (10) days of the Start Date.

15. Termination.

     a. Termination for Cause. Prabhu's rights to receive any salary, bonus compensation and other benefits shall terminate upon termination of his employment by Safeway for Cause. "Cause" shall mean any acts or omissions on the part of Prabhu involving any or all of the following:

          (i) material dishonesty or misappropriation adversely affecting Safeway or its property or funds;

          (ii) misconduct, including but not limited to violation of Safeway's policy against harassment, or reckless or willful destruction of Safeway property;

          (iii) a breach of any of the covenants set forth in paragraphs 16(a) through 16(c), below; or

          (iv) illegal, fraudulent or other conduct tending to place Prabhu, or Safeway, by reason of its association with him, in disrepute or to subject Safeway to financial loss.

     b. Termination without Cause . Subject to the provisions of paragraphs 8 and 15(d) of this Agreement, Prabhu's employment hereunder may be terminated by Safeway without Cause at any time and without prior notice to Prabhu.

     c. Resignation for Good Reason. Prabhu may resign his employment with Safeway at any time, provided that such resignation shall be considered to be for Good Reason for purposes of this Agreement if, but only if, one or more of the following conditions occur and such condition(s) is (are) not fully corrected within ten (10) days after written notice from Prabhu to Safeway:

          (i) the assignment to Prabhu of any duties or responsibilities materially inconsistent with the position of Executive Vice President, Chief Financial Officer and President, E-Commerce; or

          (ii) the failure by Safeway either to pay Prabhu any salary or bonus due hereunder within ten (10) days of the date that such payment is due and/or to provide any employment benefits as required by this Agreement.

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     d. Payments upon Termination without Cause or Resignation for Good Reason.
     In the event that Prabhu's employment with Safeway is terminated by Safeway without Cause pursuant to paragraph 15(b), above, or by Prabhu as the result of a resignation for Good Reason pursuant to paragraph 15(c), above, then Prabhu shall be entitled to receive: (i) payment of one year of his base salary in effect as of the date of such termination without Cause or resignation for Good Reason, said payments to be made in accordance with the normal payroll cycle of Safeway and subject to any required tax withholdings and deductions; (ii) accelerated vesting of any restricted stock granted to him in accordance with paragraph 9, above; and (iii) remaining unpaid retention bonuses pursuant to paragraph 6, above. For such time that Prabhu is entitled to receive continued salary payments pursuant to paragraph 15(d)(i), above, he will also be eligible for continued vesting of stock options granted to him pursuant to paragraph 9 of this Agreement and continued participation in any Safeway employee benefit plans in which he participated prior to the date of his termination or resignation, with the exception that he shall not be eligible for continued participation in the Long-Term Disability Plan. In the event that Prabhu breaches any of the covenants set forth in paragraphs 16(a) through 16(c), below, Safeway shall have no further obligation to provide, and Prabhu shall have no further right to receive, any payments or benefits pursuant to this paragraph 15(d).

16. Non-Compete, Confidentiality, Non-Disparagement and Non-Solicitation Covenants.

     a. Non-Compete. Prabhu covenants and agrees that, during his employment with Safeway and for a period of one year thereafter, he shall not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control, or be connected as a director, officer, employee, partner, consultant or otherwise, with any Competing Food or Drug Retailing Business, other than as a shareholder or beneficial owner of 5% or less of the outstanding securities of a Competing Food or Drug Retailing Business that is a public company. For purposes of this Agreement, "Competing Food or Drug Retailing Business" shall mean any business, firm or enterprise engaged in a food and drug retailing business substantially similar to that of either Safeway, or any of its subsidiaries, within any geographical location(s) in which Safeway operates. The provisions of this paragraph 16(a) shall survive the expiration or termination, for any reason, of this Agreement.

     b. Confidentiality. Prabhu acknowledges that he has learned or will learn trade secrets and has obtained or will obtain other confidential information concerning the business operations, policies and plans of Safeway. Prabhu covenants and agrees that he will not divulge or otherwise disclose any such trade secrets or other confidential information concerning the business operations, policies or plans of Safeway which he may learn as a result of his employment with Safeway, or may have learned prior thereto, except to the extent that such information is lawfully obtainable from public sources or such use or disclosure is either required by applicable laws or is authorized in writing by an executive officer of Safeway. The provisions of this paragraph 16(b) shall survive the expiration or termination, for any reason, of this Agreement.


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     c. Non-Disparagement and Non-Solicitation. Prabhu covenants and agrees that, during his employment with Safeway and for a period of two years thereafter, he shall not, whether acting for himself or for any third party: (i) disparage the image or reputation of Safeway; (ii) interfere with the contractual relationship between Safeway and any of its vendors or suppliers; or
(iii) without the advance written approval of an executive officer of Safeway, employ or solicit for employment any person who is employed by Safeway. The provisions of this paragraph 16(c)shall survive the expiration or termination, for any reason, of this Agreement.

17.  Miscellaneous.


     a. Non-Assignment. The obligations and duties of Prabhu hereunder shall be personal and not assignable.

     b. Notices. Unless otherwise provided herein or subsequently agreed to by the parties, any notice, instruction or document to be given hereunder by any party shall be in writing and delivered in person, by facsimile transmission or by mail as follows:

                  If to Prabhu:             Vasant M. Prabhu
                                            350 East 57th Street, #8A
                                            New York, NY 10022

                  If to Safeway:            Safeway Inc.
                                            5918 Stoneridge Mall Rd.
                                            Pleasanton, CA 94588
                                            Attn: Sr. Vice President,
                                            Human Resources


     c. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and it replaces and supersedes any prior agreements, written or oral, between the parties relating to such subject matter.

     d. Amendments. This Agreement may be amended only by a written agreement signed by the parties.

     e. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

     f. Severability. If any provision of the Agreement is found to be invalid or unenforceable in whole or part, the remainder of the Agreement shall nevertheless remain in full force and effect.


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     g. Counterparts. This Agreement may be executed by one or more counterparts, each of which shall be deemed to be an original copy of the Agreement and all of which taken together shall constitute one agreement.

     In witness whereof, the parties have executed this Agreement as of the date first written above.





SAFEWAY INC.                                         VASANT PRABHU

By: /s/ Steven A. Burd                               /s/ Vasant Prabhu
    ------------------                               -----------------

Its:  Chairman, President & CEO


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